PLUM CREEK TIMBER COMPANY, L.P.
                                  999 Third Avenue
                             Seattle, Washington 98104

As of April 1, 1999

SDW Timber III, L.L.C.
225 Franklin Street
Boston, MA 02110

Ladies and Gentlemen:

Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), has heretofore entered into a Senior Note Agreement dated as of November 12, 1998 (the "Senior Note Agreement"), pursuant to which the Company issued its senior notes in the aggregate principal amount of $171,375,000 ($71,406,250 of 7.17% Senior Notes due 2007, Series E,
$49,984,375 of 7.17% Senior Notes due 2009, Series F, and $49,984,375 of
7.23% Senior Notes due 2011, Series G), all of which remain outstanding and which are held by you (the "Noteholder"). The Senior Note Agreement was previously amended by an amendment dated as of February 12, 1999, and entered into between the Company and the Noteholder (the "First Amendment"). Terms used herein which are not otherwise defined herein have the meanings ascribed to them in the Senior Note Agreement, as amended by the First Amendment and this Agreement. As used herein, the term "this Agreement" and references thereto shall mean this agreement as it may from time to time be amended or supplemented.

The Company is requesting certain amendments to, and consents and waivers under and in respect of, the Senior Note Agreement and, subject to the terms and provisions hereof, the undersigned Noteholder is agreeable thereto. As provided in the First Amendment, the modifications to the Senior Note Agreement provided for in the second, third and fourth paragraphs of page 1 of the First Amendment (all in connection with the adjustment to the interest rates applicable to each Series of Notes), as well as the modifications set forth in paragraphs 2(c), 2(k), 2(l) and 2(m) of the First Amendment (collectively, the "Effective Provisions") became effective as of February 12, 1999. With the exception of the Effective Provisions, this Agreement shall supersede the First Amendment in its entirety. The provisions of this Agreement and the Effective Provisions are intended, inter alia, to replace in their entirety the provisions of paragraph 11 of the Senior Note Agreement and upon acceptance of this Agreement by the Noteholder, paragraph 11 shall be deleted in its entirety from the Senior Note Agreement.
Accordingly, the Company agrees with you as follows:

1.	Conversion Transaction.  The Company proposes to convert its outstanding ownership interests into shares of stock of Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"), through the merger (the "Merger") of the Company with and into Plum Creek Acquisition Partners, L.P., a Delaware limited partnership (the "Operating Partnership"). Prior to the Merger, Manufacturing will form Plum Creek Manufacturing Holding Company, Inc. ("Holding") and will contribute a nominal amount to Holding in exchange for 96 percent of Holding's outstanding common stock (which will be non-voting stock), and management of the Company will purchase (the "Management Stock Purchase") the remaining 4 percent of such outstanding common stock (which will be voting stock). Manufacturing and Holding will then form four new Subsidiaries of Holding (the "New Subsidiaries"). Immediately prior to the Merger, Manufacturing will contribute an undivided 75 percent interest in substantially all of its assets (allocated in varying proportions) to the New Subsidiaries in exchange for 75 percent (valued on a fair market value basis at the time of transfer) of the outstanding capital stock of each of the New Subsidiaries (which stock will be non-voting preferred stock) and will contribute an undivided 25 percent interest in substantially all of its assets to Holding. Immediately thereafter, Holding will contribute such undivided 25 percent interest (allocated in the same proportion as Manufacturing's contribution of its undivided interest) to each of the New Subsidiaries in exchange for 25 percent (valued on a fair market value basis at the time of transfer) of the outstanding capital stock of each of the New Subsidiaries (which stock will be voting common stock). The formation of Holding and the New Subsidiaries and the issuance of the capital stock by such entities as described above is herein referred to as the "Facilities Subsidiary Reorganization." The contribution of assets of Manufacturing to Holding and the New Subsidiaries as described above is herein referred to as the "Manufacturing Asset Transfer". Immediately prior to the Merger, the Company will form Plum Creek Southern Timber, L.L.C. as a Restricted Subsidiary ("Southern Timber, L.L.C."), into which the Company will contribute all of its timberlands located in Louisiana and Arkansas in exchange for Southern Timber, L.L.C. assuming (on a joint and several basis) a portion of the indebtedness of the Company. The formation of Southern Timber, L.L.C., transfer of Louisiana and Arkansas timberlands to Southern Timber, L.L.C. and assumption of a portion of the current indebtedness of the Company and future indebtedness of the Operating Partnership by Southern Timber, L.L.C. are herein referred to as the "Southern Timber Transaction." Immediately following the Merger, Marketing will become a subsidiary of Manufacturing, with 75 percent of the outstanding capital stock (which will be non-voting preferred stock) owned by Manufacturing and 25 percent of the outstanding capital stock (which will be voting common stock) owned by Holding (the "Marketing Stock Transfer"). In addition, it is proposed that Marketing will be released as an obligor on the Mortgage Notes and Marketing and the New Subsidiaries will each assume and become obligated in respect of varying percentages of the Debt represented by the Company's 11 1/8% Senior Notes due June 8, 2007 and the First Mortgage Notes (the "Subsidiary Note Assumption"). Marketing will form a wholly-owned subsidiary (the "Land Subsidiary") which will purchase from the Operating Partnership, on a seller financed basis, certain real property (the "Better Use Property") of the Operating Partnership that the Operating Partnership has determined has a higher value as recreational, residential, grazing or agricultural property than for timber production (the "HBU Transaction"). The foregoing transactions (herein collectively called the "Conversion Transaction") are to be effected (i) as provided in the Agreement and Plan of Conversion (the "Conversion Agreement"), dated as of June 5, 1998, and amended on July 17, 1998, among the Company, the Corporation and Plum Creek Management Company, L.P. (the sole general partner of the Company), (ii) as described in the Proxy Statement/Prospectus dated December 9, 1998 (the "Proxy Statement/Prospectus") and (iii) as described above. After the effectiveness of the Conversion Transaction, the Corporation will elect to be treated as a real estate investment trust for Federal income tax purposes. The provisions of this paragraph 1 are provided by the Company as background and the Noteholder is not responsible for such provisions nor should there be any implication that the Noteholder is agreeing that such statements are accurate, as to which the Company is solely responsible.

2.	Amendments to Senior Note Agreement.

(a) Clause (vi) of paragraph 5A of the Senior Note Agreement is hereby amended to read in its entirety as follows:

	(vi)  to the extent not delivered pursuant to clause (i), (ii),
(iii), (iv) or (v), promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company or the Corporation sends to its public security holders and copies of all registration statements (without exhibits) and all reports which either the Company or the Corporation files with the Securities and Exchange Commission and any governmental body or agency succeeding to the functions of the Securities and Exchange Commission;

(b) Paragraph 5A of the Senior Note Agreement is hereby further amended by adding the following paragraph at the end thereof.

	In preparing the financial statements, computations and reports provided for herein, the Facilities Subsidiary and its Subsidiaries shall be considered as consolidated or combined subsidiary entities of the Company (and not accounted for on the equity method of accounting or as an investment) notwithstanding that the Voting Stock thereof shall not be owned by the Company, either directly or indirectly, and without regard to whether they would be considered as such subsidiary entities under generally accepted accounting principles.

(c)	Paragraph 5B of the Senior Note Agreement was amended by the First
Amendment in its entirety to read as follows:

	The Company covenants that it will (i) permit any Person designated in writing by any Significant Holder holding 5% or more of the Notes (or if the Notes are then pledged to secure any obligation, any Person holding 5% or more of the principal amount of the Debt constituting such obligation (herein called a "Secured Holder"), but which shall not include any Person acting on behalf of any holder which is engaged directly in any Permitted Business in competition with the Company or any Subsidiary), at such holder's or holders' expense (except during the continuance of an Event of Default, in which case at the expense of the Company), to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of the Company or any of such Subsidiaries with the principal officers of the Company and its independent public accountants, all upon reasonable notice and at such reasonable times and as often as such Significant Holder may reasonably request, and (ii) with reasonable promptness, deliver to any Significant Holder (but not including any holder which is engaged directly in any Permitted Business in competition with the Company or any Subsidiary) or Secured Holder such other information and financial data with respect to the Company as such Significant Holder or Secured Holder may reasonably request.

(d) Paragraph 6B(1)(ix) of the Senior Note Agreement is hereby amended to read in its entirety as follows:

	(ix) from and after the time the Facilities Subsidiary becomes a Restricted Subsidiary, Liens on (x) the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments (and rights against persons who guarantee payment or collection of the foregoing) of Manufacturing and its Subsidiaries which are Restricted Subsidiaries, (y) the inventory of Manufacturing and its Subsidiaries which are Restricted Subsidiaries and (z) the proceeds (as defined in the Uniform Commercial Code in any applicable jurisdiction) thereof, in each case securing the obligations of Manufacturing and such Restricted Subsidiaries under the Facility Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof) permitted by paragraph 6B(2)(x),

(e) Paragraph 6B(2)(i) of the Senior Note Agreements is hereby amended to read in its entirety as follows:

	(i)	Funded Debt represented by the Note, the Other Senior Notes and the Assumption Agreements;

(f) Paragraph 6B(2)(vii) of the Senior Note Agreement is hereby amended to read in its entirety as follows:

	(vii)	the Company's guarantee of Funded Debt (and related obligations not constituting Debt) incurred by Manufacturing to finance the making of capital improvements, expansions and additions to the property, plant and equipment of Manufacturing and its Subsidiaries which are Restricted Subsidiaries pursuant to the Facilities Subsidiary's Facility, provided that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements, and provided, further, that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000,

(g) Paragraph 6B(2)(x) of the Senior Note Agreement is hereby amended to read in its entirety as follows:

	(x)	from and after the time the Facilities Subsidiary becomes a
Restricted Subsidiary, Debt incurred by Manufacturing or any of its Subsidiaries which is a Restricted Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Facilities Subsidiary's Revolving Credit Facility) which is unsecured or is secured by Liens permitted by paragraph 6B(1)(ix), not in excess of an aggregate principal amount of $20,000,000 at any time outstanding, provided that neither Manufacturing nor any such Restricted Subsidiary shall suffer to exist any Debt permitted by this clause (x) on any day after the date of the Merger unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which Manufacturing and all of such Restricted Subsidiaries shall have been free from all Debt permitted by this clause (x),

(h) That portion of the first sentence of paragraph 6B(6) of the Senior Note Agreement ending with the words "years preceding such year of determination;" in clause (b) thereof is hereby amended (effective immediately notwithstanding the provisions of paragraph 4 hereof) in its entirety as follows:

	In any calendar year, harvest Timber (the term "harvest" and correlative terms shall include, without duplication, both the harvesting activities to be conducted by the Company and sales of Timber to other Persons for current harvesting activities being conducted by such Persons) on the Timberlands then owned directly or indirectly by the Company in excess of the amount set forth for such calendar year in the following table:


Calendar Year                                 Maximum Cunits to be Harvested
-------------                                 ------------------------------
1998 through 2000                             2330 MCCF
2001 and each calendar year thereafter        2270 MCCF


plus, in each year, the amount, if any, by which (a) the sum of (x) the cumulative amount set forth in the table above for the years preceding such year of determination and (y) 2,342 MCCF, exceeds (b) the cumulative amount actually harvested in such years preceding such year of determination;

(i) Paragraph 6C of the Senior Note Agreement is amended in its entirety to read as follows:

	The Company covenants that it will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses. In addition, the Company will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer or otherwise dispose of any of its Timberlands or Timber (collectively, "Timber Properties") to Holding or any Subsidiary of Holding (whether or not at the time they are Restricted Subsidiaries, and herein collectively called the "Manufacturing Entities") unless such transaction is a transaction permitted under clause (v) or
(vii) of paragraph 6B(5), or (ii) invest in or otherwise transfer to any of the Manufacturing Entities the proceeds ("Timber Proceeds") of the sale or disposition of any such Timber Properties (unless such proceeds are derived from a transaction permitted under clause (v) or (vii) of paragraph 6B(5)). Any Timber Proceeds being used to "purchase productive assets in the same line of business" under the provisions of paragraph 6B(5)(viii) shall not be used for any purpose except for the acquisition of Timber Properties to be owned directly by the Company or a Restricted Subsidiary which is not one of the Manufacturing Entities. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may sell Timber to the Manufacturing Entities in connection with, and in transactions which constitute part of, harvesting activities conducted in accordance with the requirements of paragraph 6B(6). All acquisitions of Timber Properties by the Company and its Restricted Subsidiaries shall be made only by the Company directly or indirectly through Restricted Subsidiaries which are not Manufacturing Entities.

(j) Paragraph 7A (xvi) of the Senior Note Agreements is amended in its entirety to read as follows:

	(xvi)	this Agreement, the Southern Timber Assumption Agreement
or any Future Southern Timber Assumption Agreement shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by the final judgment (which is nonappealable or has not been stayed pending appeal or as to which all rights to appeal have expired or been exhausted) of any court or other governmental or regulatory authority having jurisdiction in respect thereof, or the validity or the enforceability of this Agreement, the Southern Timber Assumption Agreement or any Future Southern Timber Assumption Agreement shall be contested by or on behalf of the Company, or the Company shall renounce this Agreement, the Southern Timber Assumption Agreement or any Future Southern Timber Assumption Agreement, or deny that it is bound by the terms hereof or has any further liability hereunder; or

(k) The proviso following clause (b)(vii) of the definition of Available Cash and the definitions of Designated Repurchases (and the references to that term in paragraphs 6B(3) and 6B(9) of the Senior Note Agreement) are hereby deleted, clause (ii) of the definition of Capital Transaction set forth in 10B of the Senior Note Agreement is hereby amended to read "(ii) sales of equity interests by the Corporation the proceeds of which are contributed to the Company", and the following definitions set forth in paragraph 10B of the Senior Note Agreement are hereby amended in their entirety to read as follows:

	"Facilities Subsidiary's Facility" shall mean any facility pursuant to which Manufacturing may incur Debt for purposes of making capital improvements, additions to, or expansions of, property, plant and equipment of the Facilities Subsidiary or its Subsidiaries which are Restricted Subsidiaries.

	"Facilities Subsidiary" shall mean, collectively, Manufacturing, Marketing, Holding, the New Subsidiaries and any other Subsidiary of Manufacturing satisfying the requirements of clause (ii) of the definition of Wholly-Owned Subsidiary contained herein.

	"Facility's Subsidiary Revolving Credit Facility" shall mean any facility pursuant to which Manufacturing or any of its Subsidiaries which is a Restricted Subsidiary may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and back-up for the issuance of commercial paper.

	"General Partner" shall mean Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, and its successors and assigns as General Partner of the Company.

	"Mortgage Note Agreements" shall mean the Note Agreements, dated as of May 31, 1989 and amended as of January 1, 1991, April 22, 1993, September 1, 1993, May 20, 1994, June 15, 1995, May 31, 1996, April 15,
1997 and January 15, 1999, providing for the issuance and sale of $160,000,000 original aggregate principal amount of the 11-1/8% First Mortgage Notes of the Facilities Subsidiary to the purchasers listed in the schedule of purchasers attached thereto.

	"Partnership Agreement" shall mean the Agreement of Limited Partnership of the Company, as in effect at the time of and after giving effect to the Merger, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

	"Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of or other ownership interests in the Company or any shares of Voting Stock of a Facilities Operating Subsidiary not owned by the Company (directly or indirectly), now or hereafter outstanding, except a dividend payable solely in shares of stock of or ownership interests in the Company, and (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of or other ownership interests in the Company or any shares of Voting Stock of a Facilities Operating Subsidiary not owned by the Company (directly or indirectly), now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists of shares of stock of or other ownership interests in the Company.

	"Restricted Subsidiary" shall mean any Wholly-Owned Subsidiary other than any Designated Immaterial Subsidiary.

	"Wholly-Owned Subsidiary" shall mean any Subsidiary organized under the laws of any state of the United States of America which conducts the major portion of its business in the United States of America and (i) in the case of any Subsidiary, all the stock and other ownership interests of which are owned by the Company either directly or indirectly through Wholly-Owned Subsidiaries (other than Manufacturing or one or any of its Subsidiaries) and (ii) at such time as the Mortgage Notes shall have been paid in full and retired, (x) Manufacturing provided that all the stock and other ownership interests thereof are owned by the Company either directly or indirectly through Wholly-Owned Subsidiaries (other than a Subsidiary of Manufacturing), (y) Holding provided that (1) Holding shall engage in no business except the ownership of its Subsidiaries, (2) all the outstanding stock and ownership interests thereof (other than Voting Stock) shall be owned by the Company either directly or indirectly through Manufacturing,
(3) at least 51% of the Voting Stock thereof (to the extent it is not so owned by the Company or Manufacturing) shall be owned by the Management Voting Group, (4) the Voting Stock of Holding shall not account for more than 4% of the equity ownership of Holding (nor, through such ownership, shall it account for more than 1% of the direct or indirect equity ownership of any Subsidiary of Holding) and (5) no more than 35% of the Voting Stock of Holding shall be owned by any one individual, and (z) any other Subsidiary of Manufacturing, provided that all the outstanding stock and ownership interests thereof (other than Voting Stock) shall be owned by the Company (either directly or indirectly through Wholly-Owned Subsidiaries of the type described in clause (i) above) and the Voting Stock of which (to the extent it is not so owned by the Company) shall be owned by Holding.

(l) The following new defined terms are hereby added to paragraph 10B of the Senior Note Agreement in proper alphabetical order:

	"Assumption Agreements" means those certain Assumption Agreements executed as contemplated by (and in substantially the respective forms designated as Exhibits A, B, C and D to) the Amendment to Senior Note Agreements dated as of April 1, 1999, together with any assumption agreements executed after April 1, 1999, and that are contemplated by paragraph 2, clause (b)(ii) of the Southern Timber Assumption Agreement.

	"Company" means Plum Creek Acquisition Partners, L.P., successor to Plum Creek Timber Company, L.P. pursuant to the Merger, and its successors and assigns as permitted by the provisions of paragraph 6B(5).

	"Corporation" shall mean Plum Creek Timber Company, Inc., a Delaware corporation, and its successors.

	"Facilities Operating Subsidiaries" shall mean Marketing, Holding and the New Subsidiaries and "Facilities Operating Subsidiary" shall mean any one of them.

	"Future Southern Timber Assumption Agreements" means assumption agreements that are contemplated by paragraph 2, clause (b)(ii) of the Southern Timber Assumption Agreement.

	"Holding" shall mean Plum Creek Manufacturing Holding Company, Inc. a Delaware corporation.

	"Management Voting Group" shall mean, at any time, a group consisting of four or more individuals who are then current officers of the Company who legally and beneficially own in the aggregate not less than 51% of the outstanding Voting Stock of Holding.

	"Merger" shall mean the merger of Plum Creek Timber Company, L.P. with and into Plum Creek Acquisition Partners, L.P. as provided in the Agreement and Plan of Conversion, dated as of June 5, 1998, and amended on July 17, 1998, among Plum Creek Timber Company, Inc., Plum Creek Timber Company, L.P. and Plum Creek Management Company, L.P.

	"New Subsidiaries" shall mean Plum Creek Northwest Lumber, Inc., a Delaware corporation, Plum Creek Northwest Plywood, Inc., a Delaware corporation, Plum Creek MDF, Inc., a Delaware corporation, and Plum Creek Southern Lumber, Inc., a Delaware corporation, and "New Subsidiary" shall mean any one of them.

	"Southern Timber Assumption Agreement" means that certain Assumption Agreement executed as contemplated by (and in substantially the form of Exhibit D to) the Amendment to Senior Note Agreement dated as of April 1, 1999.

(m)	The definition of "Required Holders" set forth in paragraph 10B of the Senior Note Agreement was amended by the First Amendment in its entirety to read as follows:

	"Required Holder(s)" shall mean the holder or holders of greater than 50% of the aggregate principal amount of the Notes from time to time outstanding.

(n)	The penultimate sentence of paragraph 12E of the Senior Note
Agreement was amended by the First Amendment in its entirety to read as follows:

	Notwithstanding any provision to the contrary contained in this Agreement, the Notes may not be pledged to or for the benefit of any Person engaged in a Permitted Business.

(o)	Paragraph 12I of the Senior Note Agreement was amended by the First
Amendment in its entirety to read as follows:

	All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not. In that connection and in implementation of the intent and purposes of the foregoing sentence, in the event that the Notes are pledged ("Pledged Notes") by the owner thereof (the "Note Owner") to secure any obligation ("Noteholder Debt"), the Note Owner may authorize (but shall not be required to authorize) that each holder of Noteholder Debt to exercise or cause to be exercised the same rights and remedies under this Agreement as a holder of Notes in the same aggregate principal amount as the Noteholder Debt held by such holder and to receive the benefits of a holder of Notes. Such rights and benefits may include, without limitation, the right (either alone or together with other holders of Noteholder Debt, as appropriate) to demand payment and cause acceleration of Notes under paragraph 7A (which, in any particular instance, may be a principal amount of Notes equal to the principal amount of Noteholder Debt held by such holders), and to receive reimbursement of expenses.

3.	Consent and Waiver.  The undersigned Noteholder hereby consents to the consummation of the Manufacturing Asset Transfer, the Management Stock Purchase, the Marketing Stock Transfer, the Facilities Subsidiary Reorganization, the Subsidiary Note Assumption (provided the same is effected in the manner specified in paragraph 4E hereof), the HBU Transaction, the Southern Timber Transaction (provided the assumption of indebtedness portion of the Southern Timber Transaction is effected in the manner specified in paragraph 4E hereof) and the formation of Holding and the New Subsidiaries and hereby waives compliance by the Company with the provisions of paragraphs 6B(3) (Loans, Advances, Investments and Contingent Liabilities), 6B(4) (Sale of Stock and Debt of Subsidiaries), 6B(9) (Transactions with Affiliates), and 6D (Issuance of Stock by Subsidiaries) of the Senior Note Agreement solely for purposes of effectuating (and only to the extent necessary to effectuate) such transactions in the context of consummating the entire Conversion Transaction as described in and as contemplated by the Conversion Agreement and the Proxy Statement/Prospectus. The effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any of the holders of the Notes under this Agreement or the Senior Note Agreement, nor constitute a waiver of any other provision of this Agreement or the Senior Note Agreement.

4.	Conditions to Effectiveness.  The deletion of paragraph 11 of the
Senior Note Agreement provided for in the preamble hereto and the amendments in paragraph 2(h) hereof shall become effective immediately upon acceptance of this Agreement by the Required Holders. The other amendments, set forth in paragraph 2 and the consents and waivers set forth in paragraph 3 hereof shall become effective at the "Effective Time" (as defined in the Conversion Agreement), subject to the fulfillment to the satisfaction of (or waiver by) the Required Holders of the following conditions:

	A.	Other Senior Notes.  The Note Agreements (the "Other Senior
Note Agreements") relating to the Other Senior Notes shall have been amended by amendment agreements (the "Senior Note Amendments") executed by the holders of such Notes (the "Other Senior Noteholders") having the same substantive effect (as to such Other Senior Note Agreements) and all amendments, waivers and consents provided for in such amendment agreements shall have become effective. The Noteholders shall have received true and correct copies of the Senior Note Amendments.

	B.	Opinion of Company's Counsel.  The holders of the Notes (the
"Noteholders") shall have received favorable opinions from counsel to the Company and the Corporation, substantially in the respective forms attached to, or otherwise provided for in, the Senior Note Amendments (or such other forms of opinions as may be actually delivered to the Other Senior Noteholders on the date of the Effective Time), addressed to the Noteholders, dated the date of the Effective Time and otherwise satisfactory in substance and form to the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes.

	C.	Opinion of Noteholders' Counsel.  The Noteholders shall have received a favorable opinion from Willkie Farr & Gallagher, special counsel for the Other Senior Noteholders, substantially in the form attached to, or otherwise provided for in, the Senior Note Amendments (or such other form of opinion as may be actually delivered to the Other Senior Noteholders on the date of the Effective Time), addressed to the Noteholders, dated the date of the Effective Time and otherwise satisfactory in substance and form to the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes.

	D.	Merger.  The Merger shall have become effective in the manner provided for in the Conversion Agreement prior to July 15, 1999 and the Operating Partnership shall have executed and delivered an Assumption Agreement in substantially the form of Exhibit A hereto in conformity with the provisions of clause (iv) of paragraph 6B(5) of the Senior Note
Agreement (together with an Officers' Certificate specifying compliance with the matters referred to in said clause (iv)). No provision of the Conversion Agreement shall have been amended, nor compliance with any provision thereof, or satisfaction of any condition to the Conversion Transaction set forth therein, shall have been waived without the consent of the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes.

	E.	Assumption of Certain Notes.  Marketing and each New Subsidiary shall have executed and delivered a Subsidiary Assumption Agreement (a "Subsidiary Assumption Agreement") substantially in the respective forms of Exhibits B and C hereto thereby becoming an obligor in respect of a portion of the Mortgage Notes and the Company's 11 1/8% Senior Notes due June 8,
2007 (all as more particularly described in Exhibits B and C). Southern Timber, L.L.C. shall have executed and delivered the Southern Timber
Assumption Agreement substantially in the form of Exhibit D hereto thereby becoming an obligor in respect of a portion of the indebtedness of the Company (all as more particularly described in Exhibit D).

	F.	Mortgage Notes.  The Mortgage Note Agreements shall have been amended by an amendment agreement in substantially the form of agreement heretofore delivered to the Holders by the Company (the "First Mortgage
Note Amendment") and all amendments, waivers and consents provided for therein shall have become and remain effective.

	G.	Other Senior Notes.  The Note Agreements relating to the Other
Senior Notes shall have been amended by amendment agreements substantially in the form of this Agreement (with such changes therein as to form but not of substance, as may be appropriate in the circumstances) and all amendments, waivers and consents provided for in such amendment agreements shall have become and remain effective.

	H.	Rating of Notes.  The Notes shall have received an investment grade rating from one of the four Nationally Recognized Statistical Rating Organizations and the Noteholders shall have received evidence that such rating remains in effect at the Effective Time.

	I.	Representations and Warranties; No Default.  The
representations and warranties contained in paragraph 5 hereof shall be true in all material respects on and as of the date of the Effective Time; there shall exist on the date of the Effective Time no Event of Default or Default; and the Company shall have delivered to you an Officers' Certificate, dated the date of the Effective Time, to both such effects.

	J.	Proceedings.  All proceedings taken or to be taken in
connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes, and the Noteholders shall have received all such counterpart originals or certified or other copies of such documents as the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes may reasonably request.

	K.	Required Holders' Consent.  The Company shall have received
executed counterparts of this Agreement from the Required Holders.

5.	Representations and Warranties.  The Company (the term "Company" as used in this paragraph 5 including both Plum Creek Timber Company, L.P. and the Operating Partnership as its successor in the Merger) represents and warrants to the Noteholder (for its benefit and for the benefit of its successors and assigns, including persons holding obligations of the Noteholder for which the Notes have been pledged as collateral security) as follows:

	A.	Organization.  The Company is a limited partnership duly
organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into and perform its obligations under this Agreement and (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreement, the Notes and the Subsidiary Assumption Agreement to which it is a party. As of the Effective Time the Facilities Operating Subsidiaries will each be a duly organized and validly existing corporation and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own and operate its properties, to conduct its business as proposed to be conducted and to enter into and perform its obligations under the Subsidiary Assumption Agreement to which it is a party.

	B.	Qualification.  Each of the Company and its Subsidiaries is
duly qualified or registered for transaction of business and in good standing as a foreign limited partnership or corporation in each jurisdiction in which the failure so to qualify or be registered would have a material adverse effect on the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or the Conversion Agreement, or (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreement or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements and the Southern Timber Assumption Agreement to perform their obligations thereunder.

	C.	Subsidiaries.  As of the Effective Time the Company will own, directly or indirectly, all of the issued and outstanding equity interests of all of its Subsidiaries except, in the case of Holding and its Subsidiaries, the Voting Stock of Holdings owned by the Management Voting Group, which interests will have been duly authorized and validly issued, fully paid and non-assessable and be owned free and clear of any Liens (except for Liens on the shares of Voting Stock of Holdings owned by the Management Voting Group in favor of the Company as security for the unpaid subscription price for such shares of Voting Stock). As of the Effective Time there will be outstanding no warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in any such Subsidiary.

	D.	Changes, etc. Since the date of the Proxy Statement/Prospectus
(a) the Company and its Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business except for those transactions described in the Proxy Statement/Prospectus as constituting a part of the Conversion Transaction, and (b) there has not been (i) any material adverse change in the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or (ii) any Restricted Payment of any kind declared, paid or made by the Company other than regular quarterly declarations and payments of distributions to unit holders of the Company in accordance with paragraph 6A of the Senior Note Agreement.

	E.	Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement, the Conversion Agreement, the Assumption Agreement, the Southern Timber Assumption Agreement or the Subsidiary Assumption Agreements or any action taken or to be taken pursuant to any thereof, which would be reasonably likely to result in any material adverse change in the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or in the ability of the Company to perform its obligations under this Agreement, the Conversion Agreement or (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreements or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements to perform their obligations thereunder.

	F.	Compliance with other Instruments, etc.  Neither the Company nor any Subsidiary of the Company is in violation of any term of the Partnership Agreement or of any term of any agreement or instrument to which it is a party or by which it or its properties is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would be reasonably likely to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement, or (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreements or the Notes, or on the ability of the parties to the Subsidiary Assumption Agreements or the Southern Timber Assumption Agreement to perform their obligations thereunder. The execution, delivery and performance by the Company of this Agreement and (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreement and the Notes, and the execution of the Subsidiary
Assumption Agreements and the Southern Timber Assumption Agreement by the parties thereto, will not in any case result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any such party to create) any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, pursuant to any such term.

	G.	Governmental Consent.  No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Company of this Agreement, or, after giving effect to the Merger, the Assumption Agreement, the Senior Note Agreement or the Notes, or by any party thereto of the Subsidiary Assumption Agreements or the Southern Timber Assumption Agreement.

	H.	Franchises, Licenses, Agreements, etc.  At the Effective Time
the Company and its Subsidiaries will each be in possession of and operating in substantial compliance with all franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders required to own or lease its respective properties and to permit the conduct of its business, except for those franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders (collectively, "Permitted Exceptions") (i) which are routine in nature and are expected to be obtained or given in the ordinary course of business after the Effective Time, (ii) which are administrative in nature and which are expected to be obtained or given in the ordinary course of business after the Effective Time, or (iii) the failure of which to be obtained or given would not individually or in the aggregate materially and adversely affect the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or impair the ability of the Company to perform its obligations under this Agreement, the Conversion Agreement, the Assumption Agreement, the Senior Note Agreement or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements or the Southern Timber Assumption Agreement to perform their respective obligations thereunder.

	I.	Title to Properties.  At the Effective Time the Company and its
Subsidiaries will have good title to their real properties (other than properties which are leased) and good title to all of their other properties and assets, subject to no Lien of any kind except Liens permitted by paragraph 6B(1) of the Senior Note Agreement. All leases necessary in any material respect for the conduct of the businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

	J.	Environmental Matters.

	(a) At the Effective Time the Company and its Subsidiaries will have all environmental permits or licenses necessary for the conduct of its business as to be conducted as of the Effective Time and, as to any such permit or license that has expired or is about to expire, or is needed for the proposed conduct of its business, the Company or such Subsidiary has or will have timely and properly applied for renewal or receipt of the same.
The Company and its Subsidiaries are currently operating in material compliance with the limits set forth in such environmental permits or licenses and any noncompliance with such permits or licenses will not result in any material liability or penalty to the Company or any of its Subsidiaries and neither the Company nor any Subsidiary has any knowledge of any threatened or pending proceeding for the revocation, loss or termination of any such environmental permits or licenses.

	(b) All facilities located on the real property owned by the Company and its Subsidiaries at the Effective Time after giving effect to the Conversion Transaction which are subject to regulation by the Federal Resource Conservation and Recovery Act, as in effect on the date hereof, are and have been operated by the Company and its Subsidiaries in material compliance with such Act and neither the Company nor any of its Subsidiaries, has received or, to the knowledge of the Company, been threatened with, a notice of violation regarding such facilities which reasonably can be expected to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole.

	(c) With respect to the real property to be owned by the Company and its Subsidiaries as of the Effective Time, there has not occurred to the best knowledge of the Company (i) any Release of any Hazardous Substance in a Reportable Quantity, (ii) any discharge of any substance into ground, surface, or navigable waters for which a notice of violation has been received or threatened under any federal, state or local laws, rules or regulations concerning water pollution, or (iii) any assertion of any Lien pursuant to federal, state or local environmental law resulting from any use, spill, discharge or clean-up of any hazardous or toxic substance or waste, which occurrence can reasonably be expected to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. As used in this paragraph, the terms "Release", "Hazardous Substance", and "Reportable Quantity" shall have the meanings assigned such terms under the Comprehensive Environmental Response Compensation and Liability Act, as amended (CERCLA).

	K.	Status under Certain Statutes.  Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Transportation Acts or the Federal Power Act, in each case as amended.

	L.	Year 2000. With respect to the Company and its Subsidiaries
(after giving effect to the Conversion Transaction), (a) a review and assessment has been initiated of all areas within the Company's and its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31,
1999), (b) a plan and timetable has been developed for addressing the Year 2000 Problem on a timely basis, and (c) to date, that plan has been implemented in accordance with that timetable. Any reprogramming required to avoid a Year 2000 Problem will be completed by June 30, 1999, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. The cost to the Company and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the Year 2000 Problem to the Company and its Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. Except for such reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue through the final maturity date of the Notes to be sufficient to permit the Company and its Subsidiaries to conduct their respective businesses without a reasonable likelihood of resulting in a material adverse effect on the business, property or assets, condition (financial or other) or results of operations or prospects of the Company and its Subsidiaries taken as a whole.

	M.	Incorporated Representations and Warranties.  All of the
representations and warranties made in paragraph 4 of the First Mortgage Note Amendment (as defined in paragraph 4F above) are true and correct and are incorporated herein by reference with the same effect as if set forth at length herein.

	N.	Disclosure.  The Company has delivered or caused to be
delivered complete and correct copies of (i) the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 9, 1998 (fiscal year ended December 31, 1997), the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission on May 12, 1998 (quarter ended March 31, 1998), August 13, 1998 (quarter ended June 30, 1998) and November 13, 1998 (quarter ended September 30, 1998) and the Company's Current Reports on Form 8-K dated April 17, 1998 ( filed on April 20, 1998), June 5, 1998 ( filed on June 8, 1998), July 20, 1998 (
filed on July 20, 1998), October 6, 1998 (filed on October 13, 1998), November 12, 1998 (filed on November 20, 1998), December 18, 1998 (filed on December 18, 1998) and February 8, 1999 (filed on February 10, 1999) (together, the "1934 Act Reports") and (ii) the Proxy Statement/Prospectus (which for the purposes of this paragraph 5 shall include only those documents incorporated by reference as of the date hereof). The annual financial statements and schedules included in the 1934 Act Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position for the dates specified, and the results of their operations and cash flows of the Company for the respective periods specified. The quarterly financial statements and schedules included in the 1934 Act Reports present fairly the financial position for the dates specified and the results of operations for the quarterly periods presented. The unaudited pro forma condensed consolidated financial statements of the Corporation contained in the Proxy Statement/Prospectus (the "Pro Forma Statements") comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the published rules and regulations thereunder and the assumptions on which the pro forma adjustments reflected in the Pro Forma Statements are based provide a reasonable basis for presenting the significant effects of the transactions contemplated by the Pro Forma Statements and such pro forma adjustments give appropriate effect to such assumptions and are properly applied in the Pro Forma Statements. Inasmuch as the Corporation at the Effective Time will be entirely a holding company owning the Operating Partnership, with no substantial assets or liabilities apart from the Operating Partnership, the Pro Forma Statements substantially reflect the pro forma position of the Operating Partnership and its Subsidiaries after giving effect to the Merger. The Company has participated in the preparation of the Private Placement Memorandum, dated January 1999 (the "Memorandum"), relating to the transactions contemplated hereby and prepared by NationsBanc Montgomery Securities LLC and Donaldson Lufkin & Jenrette Securities Corporation. The Memorandum fairly describes, in all material respects, the nature of the business and properties of the Company. This Agreement, the Memorandum (as it relates to the Company, the Senior Note Agreement and the Notes), the Proxy Statement/Prospectus and the other documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated by the Senior Note Agreement as amended by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact peculiar to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, condition or results of operations of the Company and its subsidiaries and which has not been set forth in this Agreement, the Memorandum, the Proxy Statement/Prospectus, or the 1934 Act Reports or in the other documents, certificates and statements in writing furnished to the Noteholder (or to others at the Noteholder's request) by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated by the Senior Note Agreement as amended by this Agreement.

	O.	Representations and Warranties; No Default.  The
representations and warranties of the Company contained in paragraph 8 of the Senior Note Agreement are true and correct in all material respects on and as of the date of this Agreement with the same effect as if made on an as of the date hereof. No Default or Event of Default has occurred and is continuing as of the date of this Agreement or would result from the transactions contemplated hereby that constitutes or would constitute a Default or an Event of Default.

6.	Expenses; Indemnification.  The Company shall, whether or not the transactions contemplated hereby are consummated, save each holder of Notes (including persons holding obligations of the Noteholder for which the Notes have been pledged as collateral security) harmless for all out-of-pocket expenses arising after the date of this Agreement in connection with the execution and delivery or performance of this Agreement, the Assumption Agreement, the Southern Timber Assumption Agreement or the Subsidiary Assumption Agreements, including the reasonable fees and expenses of special counsel for such holders.. The Company shall also indemnify and save each holder of Notes (including persons holding obligations of the Noteholder for which the Notes have been pledged as collateral security) harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including, without limitation, any taxes, and any additional taxes imposed on any amounts payable pursuant to this paragraph
6) which may at any time be imposed on, incurred by or asserted against any holder of Notes (including persons holding obligations of the Noteholder for which the Notes have been pledged as collateral security) in any way hereafter arising out of, relating to or resulting from this Agreement or the transactions contemplated thereby and hereby. The obligations of the Company under this paragraph 6 shall survive the transfer of any Note or portion thereof or interest therein by a holder of Notes or any transferee and the payment of any Note.

7.	Miscellaneous.

	A.	Continuity and Integration of Agreements.  The Senior Note
Agreement, as supplemented and amended by this Agreement, shall remain in full force and effect and are hereby ratified and confirmed, and the Senior Note Agreement and this Agreement shall be deemed to be and construed as a single agreement. Without limitation of the foregoing, or any provision of the Senior Note Agreement, all representations and warranties made herein or in any certificate or document delivered in connection herewith shall for all purposes be deemed made by the Company in, and delivered by the Company pursuant to and in connection with, the Senior Note Agreement.

	B.	Survival of Representations and Warranties.  All
representations and warranties contained herein shall survive the execution and delivery of this Agreement, and the transfer of any Note by a holder thereof. Such representations and warranties may be relied upon by any transferee of a Note from a holder thereof (including persons holding obligations of the Noteholder for which the Notes have been pledged as collateral security).

	C.	Successors and Assigns.  All covenants and agreements in this
Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

	D.	Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

	E.	Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

	F.	Operating Partnership a Party.  The Operating Partnership is a
party to this Agreement for purposes of making the representations and warranties in paragraph 5 hereof and to acknowledge its obligations under paragraph 6 hereof after the Merger.
THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW
YORK.

	If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company whereupon this letter shall become a binding agreement among us.

Very truly yours,

PLUM CREEK TIMBER COMPANY, L.P.
By:	Plum Creek Management Company, L.P., its General Partner

By:
	Name:  Diane M. Irvine
	Title:  Vice President and
	Chief Financial Officer

PLUM CREEK ACQUISITION PARTNERS, 	L.P.
By:	Plum Creek Timber I, L.L.C., its General Partner
By:	Plum Creek Timber Company, Inc., its Managing Member

By: 		Name:  Diane M. Irvine
	Title:  Vice President and
	Chief Financial Officer


Receipt of the foregoing Agreement is acknowledged.

SDW TIMBER III, L.L.C.

By:______________________
        Name:
        Title:

The foregoing Agreement is accepted as of the date first above written.

ALLSTATE LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title:


By:________________________________
	Name:
	Title:

	Authorized Signatories
UNITED OF OMAHA LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title:

COMPANION LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title:

MINNESOTA LIFE INSURANCE COMPANY

By:	Advantus Capital Management, Inc.

	By:____________________________
		Name:
		Title:

MUTUAL TRUST LIFE INSURANCE COMPANY

By:	Advantus Capital Management, Inc.

	By:____________________________
		Name:
		Title:

AMERICAN GENERAL LIFE INSURANCE COMPANY AMERICAN GENERAL ANNUITY INSURANCE
COMPANY


By:________________________________
	Name:
	Title:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc. (authorized agent)

	By:____________________________
		Name:
		Title:

INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA Investments, Inc. (authorized agent)

	By:____________________________
		Name:
		Title:

UNION FIDELITY LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title:

GE LIFE AND ANNUITY ASSURANCE COMPANY


By:________________________________
	Name:
	Title:

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY


By:________________________________
	Name:
	Title:

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title:

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title:

INVESTORS PARTNER LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title:

SIGNATURE 3 LIMITED

By:	John Hancock Mutual Life Insurance
	Company as Portfolio Advisor

	By:____________________________
		Name:
		Title:

LUCENT TECHNOLOGIES INC MASTER PENSION TRUST

By:	John Hancock Mutual Life Insurance
	Company as Portfolio Advisor

	By:____________________________
		Name:
		Title:

JOHN HANCOCK REASSURANCE COMPANY LTD.


By:________________________________
	Name:
	Title:

MONY LIFE INSURANCE COMPANY (for the account of a separate account)


By:________________________________
	Name:
	Title:

MONY LIFE INSURANCE COMPANY OF AMERICA


By:________________________________
	Name:
	Title:

NEW YORK LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title:

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION


By:________________________________
	Name:
	Title:

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY


By:________________________________
	Name:
	Title:

WOODMEN ACCIDENT AND LIFE COMPANY


By:________________________________
	Name:
	Title:

THE UNION CENTRAL LIFE INSURANCE COMPANY


By:________________________________
	Name:
	Title: